UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 26, 2012

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People's Republic of China
(Address of Principal Executive Offices)

(86) 451-87114869
Registrant’s Telephone Number, Including Area Code:

______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(1) Change of Directors

On November 26, 2012, Joshua Kurtzig (Mr. “Kurtzig”) resigned as a member of the Board of Directors of Nutrastar International Inc. (the “Company”). On the same day, the Board of Directors of the Company appointed Mr. Richard Fearon Jr. (“Mr. Fearon”) as a director of the Company to fill the vacancy created by the resignation of Mr. Kurtzig. In addition, the board determined that Mr. Fearon is an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules.

The resignation of Mr. Kurtzig and the appointment of Mr. Fearon were made pursuant to a securities purchase agreement (the “Purchase Agreement”), dated May 27, 2010, by and among the Company and the investors identified on the signature pages thereto. Under the Purchase Agreement, among other things, the Company agreed to cause one person designated by ARC China, a major investor of the Company, to be duly appointed or elected to the Company’s Board of Directors. Mr. Kurtzig was designated by ARC China and thereafter appointed as a director of the Company in January 2011. After ARC China assigned the designation right to Accretive Capital Partners, LLC in January 2012, Accretive Capital Partners designated Mr. Fearon as the candidate to be elected to the Company’s Board of Directors. For more information about the Purchase Agreement, please refer to the Company’s Current Report on Form 8-K filed on June 3, 2010.

There are no transactions between the Company and Mr. Fearon that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Richard Fearon is the Managing Partner of Accretive Capital Partners, LLC, a private investment fund that he founded in 2000 which targets undervalued small and micro-cap public companies representing attractive take-private candidates. From 1993 until 2000, Mr. Fearon was a Principal at Allied Capital Corporation, a private equity investment fund and the oldest publicly-traded business development company in the United States, until it was acquired by Ares Capital Corporation in 2010. Mr. Fearon earned an MBA in Finance from the Wharton School of Business in 1993 and attended the Stockholm School of Economics in 1992. He received his Bachelor’s degree with a double-major in Chemistry and Anthropology at Williams College in 1988.

The Company entered into an Independent Director Contract and an Indemnification Agreement with Mr. Fearon on November 26, 2012. Under the terms of the Independent Director Contract, the Company agreed to grant, under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”), to Mr. Fearon 20,000 restricted shares of the Company’s common stock (the "Restricted Shares") as compensation for the services to be provided by him as a director of the Company. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Fearon against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by Mr. Fearon in connection with any proceeding if Mr. Fearon acted in good faith and in the best interests of the Company.

On November 26, 2012, the Company also entered into a restricted shares grant agreement with Mr. Fearon to evidence the grant of the Restricted Shares (the "Restricted Shares Grant Agreement"). The Restricted Shares will vest in equal installments on a semi-annual basis over a two-year period. If Mr. Fearon’s service with the Company ceases for any reason other than his (a) death, (b) disability, (c) retirement, or (d) termination by the Company without cause, any unvested Restricted Shares will be automatically forfeited to the Company.

The foregoing summary of the material terms and conditions of the Independent Director Contract, the Indemnification Agreement and the Restricted Shares Grant Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements attached to this report as Exhibits 10.1 through 10.3.

A copy of the press release announcing the change of the Company’s directors is attached to this report as Exhibit 99.1.

(2) Restricted Shares Granted to Officer and Directors

On November 26, 2012, the Board of Directors of the also Company approved the granting of an aggregate of 100,000 restricted shares under the Plan to certain independent directors and officer. Specifically, the Company granted to Mr. Henry Ngan, Ms. Virginia P’an and Mr. Jianbing Zhong 30,000, 30,000 and 20,000 restricted shares, respectively, which shares vest in equal installments on a semi-annual basis over a two-year period starting on February 15, 2013. Mr. Robert Tick, the Company’s Chief Financial Officer was granted 20,000 restricted shares under the Plan, which shares vested upon granting.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description
10.1	Independent Director Contract, dated November 26, 2012, by and between the Company and Mr. Fearon.
10.2	Indemnification Agreement, dated November 26, 2012, by and between the Company and Mr. Fearon.
10.3	Restricted Shares Grant Agreement, dated November 26, 2012, by and between the Company and Mr. Fearon.
99.1	Press release dated November 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nutrastar International Inc.

Date: November 29, 2012

/s/ Lianyun Han
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Independent Director Contract, dated November 26, 2012, by and between the Company and Mr. Fearon.
10.2	Indemnification Agreement, dated November 26, 2012, by and between the Company and Mr. Fearon.
10.3	Restricted Shares Grant Agreement, dated November 26, 2012, by and between the Company and Mr. Fearon.
99.1	Press release dated November 29, 2012.